UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2012

ISLE OF CAPRI CASINOS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-20538	41-1659606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Emerson Road, Suite 300, St. Louis, Missouri	63141
(Address of principal executive offices)	(Zip Code)

(314) 813-9200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.06 Material Impairments

On March 4, 2012, we entered into a definitive purchase agreement (the “Purchase Agreement”) to sell the Isle Casino Hotel in Biloxi, Mississippi to Golden Nugget Biloxi, Inc., a wholly owned subsidiary of Landry’s, Inc., for approximately $45 million, subject to regulatory approval and other customary closing conditions.  As a result of entering into the Purchase Agreement, management determined a material impairment and will record a noncash pretax charge of approximately $112 million related to this transaction during our fourth fiscal quarter ending April 29, 2012.  Our future financial statements will present the results of operations and assets related to our Biloxi property as discontinued operations and as assets held for sale.

A copy of the Stock Purchase Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

A copy of the Company’s press release on March 5, 2012 announcing the sale is furnished as Exhibit 99.1 hereto.

The information furnished in this item is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.  This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated March 4, 2012, by and among Golden Nugget Biloxi, Inc., as Buyer, and Isle of Capri Casinos, Inc., as seller, and Riverboat Corporation of Mississippi
99.1	Press Release for the Sale of Isle Casino Hotel Biloxi, dated March 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.

Date: March 8, 2012	By:	/s/ Dale R. Black

	Name:	Dale R. Black
	Title:	Chief Financial Officer